Exhibit 10.14

Service Agreement

This Service Agreement (this “Agreement”) is entered into by and between the following parties on December 1, 2014 in Beijing, the PRC:

Party A: Rise Tianjin Education Information Consulting Co., Ltd. (“Party A”) Address: Room 2-2094, Standard Plant, No.88 Huanhe South Road, Tianjin Airport Economic Area, the PRC

Party B: Beijing Step Ahead Education Technology Development Co., Ltd. (“Party B”) Address: 8/F, Tower W3, The Tower Offices, Oriental Plaza, No.1 East Chang An Avenue, Dong Cheng District, Beijing

Whereas:

1. Party A is a company with strong strength and rich resources in the field of English teaching and training for children, and is capable of providing high value education service solutions to educational institutions and educators;

2. Party B is engaged in service business related to English teaching and training for children. Party B agrees to accept Party A’s service in accordance with this Agreement and utilize Party A’s resources to provide services to relevant educational institutions;

3. Party B, as the licensor, entered into the Franchise Contract with the third party cooperative school (the “Cooperative School”), as the licensee, and hereby collects the franchise fee (the “Franchise Fee”) from the Cooperative School;

For the purpose of promoting the development of education and training activities and cultivating talents for the society, Party A and Party B hereby enter into this Agreement on the basis of equality and through consultations.

Article 1 Content of Services

Party A shall provide following services to Party B:

1.1	Teaching Plan System Service

Party A shall design and provide, among others, the skills, techniques, operating instructions and code of conduct for teachers which can be used in the course of teaching for and to Party B;

1.2    Intangible Asset Continuing Research & Development and Implementation Supporting Service

As for the teaching plans, courseware and other teaching materials that can be legally used by Party B in the course of education and training, Party A shall provide instructions to Party B in respect of the application of such teaching materials;

1.3	Business Management System Software Use License

Party A shall license Party B to use the business management system software developed by Party A to manage the resources of students and teachers, and Party B shall have the right to sub-license such software to the Cooperative School;

1.4	Sale of Supplementary Books

As instructed by Party B, Party A shall provide the Cooperative School with supplementary books and other training materials (the “Supplementary Books”). Party B is entrusted by Party A to collect the Supplementary Book fee from the Cooperative School on Party A’s behalf and pay such fee to Party A thereafter.

Article 2 Non-exclusivity

The services under this Agreement are not exclusive. Party A has the right to use similar services for its own or provide similar services to any third party at the place where Party B is located or at other places.

Article 3 Transfer of Rights and Obligations

Unless otherwise specified herein, without Party A’s prior written consent, Party B shall not transfer any of its rights or obligations under this Agreement to any third party. Party A may, based on the requirements of its shareholding restructuring, business reorganization or other needs, transfer or entrust its rights and obligations hereunder to a third party without Party B’s consent.

Article 4 Service Fee

4.1	Service Fee Amount

1.	Teaching Plan System Service Fee

The teaching plan system service fee is a part of the Franchise Fee collected by Party B from the Cooperative School, the amount of which is equal to 4% of the tuition collected by the Cooperative School from its enrolled students;

2.	Intangible Asset Continuing Research & Development and Implementation Supporting Service Fee

The intangible asset continuing research & development and implementation supporting service fee is a part of the Franchise Fee collected by Party B from the Cooperative School, the amount of which is equal to 2% of the tuition collected by the Cooperative School from its enrolled students;

3.	Business Management System Software Use License Fee

The business management system software use license fee is a part of the Franchise Fee collected by Party B from the Cooperative School, the amount of which is equal to 5% of the tuition collected by the Cooperative School from its enrolled students. Party A may, at its own discretion, waive such business management system software use license fee to be paid by Party B as appropriate, provided that one or several times’ of waiver of such license fee by Party A shall not be deemed as a waiver by Party A to exercise its right to collect such license fee in future.

4.	Supplementary Book Fee

The supplementary book fee shall be equal to an amount calculated according to the formula as follows: the number of the students enrolled by the Cooperative School * the price of each supplementary book * 80%. Party B shall collect such supplementary book fee from the Cooperative School on behalf of Party A and then pay such fee to Party A. Party A shall issue an invoice to the Cooperative School in respect of such supplementary book fee.

4.2	Payment

Party B shall pay Party A the teaching plan system service fee, the intangible asset continuing research & development and implementation supporting service fee, the business management system software use license fee (if not waived) and the supplementary book fee within 10 working days after Party A has sent the Supplementary Books to the self-operated school according to Party B’s instruction.

Article 5 Payment Method

Party B shall pay the service fees to the following account designated by Party A by bank transfer and other methods:

Party A’s Name: Rise Tianjin Education Information Consulting Co., Ltd.

[Party A’s Account Bank:                    ]

[Account No.:                    ]

Article 6 Intellectual Property Right

Party A has legal rights in respect of relevant services, and Party B will not obtain any intellectual property right in respect of the services hereunder due to this Agreement. All intellectual property rights arising in the course of accepting Party A’s services by Party B, including but not limited to copyrights, patents, patent applications, trademarks, trademark applications, software, knowhow, technological data and trade secrets, whether developed or created by Party A or Party B, shall be owned by Party A.

Article 7 Representations and Warranties

7.1	Party A represents and warrants to Party B that:

1.	Party A is a limited liability company established and existing under the PRC law;

2.	Party A has the power to execute this Agreement and perform its obligations under this Agreement. The execution and performance of this Agreement by Party A is in compliance with the articles of association or other organizational documents of Party A, and Party A has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement;

3.	The execution and performance of this Agreement by Party A will neither violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Party A, nor violate any agreements between Party A and any third party or any covenants made to any third party; and

4.	This Agreement shall constitute lawful, valid and enforceable obligations of Party A.

7.2	Party B represents and warrants to Party A that:

1.	Party B is a limited liability company established and existing under the PRC law;

2.	Party B has the power to execute this Agreement and perform its obligations under this Agreement. The execution and performance of this Agreement by Party B is in compliance with the articles of association or other organizational documents of Party B, and Party B has obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement;

3.	The execution and performance of this Agreement by Party B will neither violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Party B, nor violate any agreements between Party B and any third party or any covenants made to any third party; and

4.	This Agreement shall constitute lawful, valid and enforceable obligations of Party B.

Article 8 Confidentiality

The Parties acknowledge and confirm that any oral communications, written documents or electronic information (including but not limited to software codes and any content contained in software) exchanged between them with respect to this Agreement shall be confidential information. The Parties shall maintain the confidentiality of such information. Without the prior written consent of the Party providing such information, either Party shall not disclose any confidential information to any third party, except in the following circumstances: (1) such information is or comes into the public domain (through no fault or disclosure by the receiving Party); (2) the information is required to be disclosed in accordance with applicable laws or rules or regulations of any stock exchange. Any disclosure of any confidential information made by the staff or employee of any Party shall be deemed as disclosure of such confidential information made by such Party, for which such Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement if this Agreement is terminated for any reason.

Article 9 Liability for Default

If a Party hereto fails to perform its obligations under this Agreement, its performance of obligations is incompliance with the provisions of this Agreement, or any representation or warranty made by a Party under this Agreement is untrue or inaccurate in any material aspect, such Party shall be deemed to breach this Agreement. The defaulting Party shall indemnify the non-defaulting Party against all losses, including direct and indirect losses, arising from the breach by the defaulting Party. Notwithstanding the provisions aforesaid, if Party B fails to pay the service fee on time, Party B shall pay an amount equal to 0.5% (zero point five percentage) of the service fee payable to Party A as liquidated damages for each day of delay; if the delay continues for over [15] days, Party A has the right to terminate this Agreement. If Party A incurs any loss arising therefrom, Party B shall indemnify Party A against all losses incurred by Party A.

If any Party fails to exercise its right to claim liquidated damages or indemnities against the other Party, it shall not be deemed to waive such right.

Article 10 Termination of Agreement

This Agreement shall be terminated when:

10.1	the term of this Agreement expires, and the Parties fail to reach an agreement on the renewal;

10.2	the Parties mutually agree to terminate this Agreement;

10.3	Party A exercises its right to terminate this Agreement hereunder due to Party B’s violation of this Agreement.

If this Agreement is terminated by Party A due to Party B’s breach, Party A will not return the service fees prepaid by Party B.

Article 11 Notices

In respect of any notice in a written form, if it is posted by registered mail or express mail, it shall be deemed to be given 3 working days after posting (based on the postmark date), unless the address indicated on the mail is different from the address as agreed in this Agreement; if it is sent by facsimile, it shall be deemed to be given when the transmittal report is received.

In addition, Party A has the right to deliver the notice by email to the email address as indicated by Party B in this Agreement, and it shall be deemed to be validly given on the date of successful delivery of the email.

The address of the notice shall be as follows:

Party A: Rise Tianjin Education Information Consulting Co., Ltd.

Address: Room 2-2094, Standard Plant, No.88 Huanhe South Road, Tianjin Airport Economic Area, the PRC

Party B: Beijing Step Ahead Education Technology Development Co., Ltd.

Address: 8/F, Tower W3, The Tower Offices, Oriental Plaza, No.1 East Chang An Avenue, Dong Cheng District, Beijing

Article 12 Dispute Resolution and Applicable Law

Any dispute arising from the implementation of, or in connection with, this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved through consultations, it shall be submitted to Beijing Arbitration Commission for arbitration in accordance with the effective arbitration procedures and rules of the commission. The arbitration award shall be final and binding on both Parties.

Article 13 Renewal

This Agreement shall come into force as of the date first above written and the valid term shall be 5 years. Upon the expiry of the valid term, unless the Parties confirm to terminate this Agreement in writing, the valid term of this Agreement shall be automatically extended for five years.

Article 14 Miscellaneous

14.1	This Agreement shall be executed in two counterparts. Each Party shall hold one counterpart. Each counterpart shall have equal legal validity.

14.2	This Agreement shall come into force as of the date of affixing seals by both Parties.

[There is no text below. Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the Parties as of the date first above written.

Party A (Seal): Rise Tianjin Education Information Consulting Co., Ltd.

[Company seal is affixed]

Party B (Seal): Beijing Step Ahead Education Technology Development Co., Ltd.

[Company seal is affixed]

Signature Page of the Service Agreement